Exhibit 5.1

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

July 14, 2025

Board of Directors

Citius Oncology, Inc.

11 Commerce Drive,

Cranford, New Jersey 07016

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Citius Oncology, Inc., a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-1 (the “Registration Statement”) filed on even date herewith with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), together with the exhibits to the Registration Statement and the related prospectus (the “Prospectus”). The Registration Statement relates to a best efforts offering of (i) up to $15 million of shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) and/or pre-funded warrants to purchase shares of Common Stock in lieu thereof (each, a “Pre-funded Warrant,” and each share of Common Stock underlying a Pre-funded Warrant a “Pre-funded Warrant Share”); (ii) up to $15] million of warrants to purchase shares of Common Stock (each, a “Warrant,” and each share of Common Stock underlying a Warrant, a “Warrant Share”); and (iii) warrants held by the sales agent for the Company (the “Sales Agent”) to purchase up to 5.0% of the Shares (each, an “Agent’s Warrant,” and each share of Common Stock underlying an Agent’s Warrant, an “Agent’s Warrant Share”). The Shares, the Pre-Funded Warrants, the Pre-funded Warrant Shares, the Warrants and the Warrant Shares are to be sold in connection with a securities purchase agreement (the “Purchase Agreement”) to be entered into between the Company and the investors signatory thereto, and the Agent’s Warrants and the Agent’s Warrant Shares are to be issued in connection with a placement agency agreement (the “Placement Agency Agreement”) to be entered into between the Company and the Agent.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Certificate of Incorporation, as amended to date, the Company’s Bylaws, as amended to date, the Sales Agency Agreement, the Purchase Agreement, and such instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon the foregoing, we are of the opinion that:

(i)	The Shares, when issued and sold in accordance with the Purchase Agreement, the Registration Statement and the Prospectus, will be duly authorized, validly issued, fully paid and non-assessable;

(ii)	The Pre-Funded Warrants, when issued in accordance with the Purchase Agreement, the Registration Statement and the Prospectus, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights and subject to general equity principles and to limitations on availability of equitable relief, including specific performance;

(iii)	The Pre-Funded Warrant Shares, when issued and paid for in accordance with the terms and conditions of the Purchase Agreement and the Pre-funded Warrants and issued and sold in accordance with the Registration Statement and the Prospectus, will be duly authorized, validly issued, fully paid and non-assessable;

(iv)	The Warrants, when issued in accordance with the Purchase Agreement, the Registration Statement and the Prospectus, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights and subject to general equity principles and to limitations on availability of equitable relief, including specific performance;

(v)	The Warrant Shares, when issued and paid for in accordance with the terms and conditions of the Purchase Agreement and the Warrants and issued and sold in accordance with the Registration Statement and the Prospectus, will be duly authorized, validly issued, fully paid and non-assessable;

(vi)	The Agent’s Warrants, when issued in accordance with the Placement Agency Agreement, the Registration Statement and the Prospectus, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights and subject to general equity principles and to limitations on availability of equitable relief, including specific performance; and

(vii)	The Agent’s Warrant Shares, when issued and paid for in accordance with the terms and conditions of the Sales Agency Agreement and the Agent’s Warrants and issued and sold in accordance with the Registration Statement and the Prospectus, will be duly authorized, validly issued, fully paid and non-assessable.

This opinion is limited to current federal laws of the United States and the Delaware General Corporation Law, including the statutory provisions of the Delaware General Corporation Law and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and reference to our firm under the heading “Legal Matters” in the Prospectus included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Commission.

Sincerely,

/s/ Wyrick Robbins Yates & Ponton LLP